                                                                    EXHIBIT 12.1

                                                   HISTORICAL                           HISTORICAL               PRO FORMA
                               --------------------------------------------------   -------------------   -----------------------
                                                                                      SIX        SIX         TWELVE        SIX
                                                                                     MONTHS     MONTHS       MONTHS       MONTHS
                                                                                     ENDED      ENDED        ENDED        ENDED
                                        TWELVE MONTHS ENDED DECEMBER 31,            JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,
                               --------------------------------------------------   --------   --------   ------------   --------
                                 1995       1996       1997      1998      1999       1999       2000         1999         2000
                               --------   --------   --------   -------   -------   --------   --------   ------------   --------
Income (loss) from continuing
  operations before income
  taxes and extraordinary
  items(a)...................  $(19,318)  $ 98,276   $196,774   $(6,753)  $28,460   $ 9,998    $36,632      $ 7,289      $41,984
Fixed charges:
  Interest expense(b)........    26,391     31,997     30,638    42,489    44,904    20,898     29,542       46,217       24,190
  Interest factor portion of
    rentals(c)...............     6,632      7,960      8,695     8,790     9,570     2,744     5, 767        9,570        5,767
                               --------   --------   --------   -------   -------   -------    -------      -------      -------
        Total fixed
          charges............    33,023     39,957     39,333    51,279    54,474    23,642     35,309       55,787       29,957
Earnings before income taxes
  and fixed charges..........  $ 13,705   $138,233   $236,107   $44,526   $82,934   $33,640    $71,941      $63,076      $71,941
                               ========   ========   ========   =======   =======   =======    =======      =======      =======
Ratio of earnings to fixed
  charges....................      0.42(d)     3.46      6.00      0.87(e)    1.52     1.42       2.04         1.13         2.40
                               ========   ========   ========   =======   =======   =======    =======      =======      =======

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(a) Income (loss) from continuing operations before income taxes and extraordinary items has been adjusted to include only distributed income of less-than-fifty-percent-owned persons.

(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(c) Interest factor portion of rentals is estimated to be one third of rental expense.

(d) In 1995, earnings, as defined, before fixed charges were inadequate to cover fixed charges by $19.3 million.

(e) In 1998, earnings, as defined, before fixed charges were inadequate to cover fixed charges by $6.8 million for the twelve months ended December 31, 1998.